UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

AMENDED CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 24, 2007

DUNE ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32497	95-4737507
State of Incorporation	Commission File Number	IRS Employer I.D. Number

3050 Post Oak Blvd., Suite 695, Houston, Texas 77056

Address of principal executive offices

Registrant’s telephone number: (713) 888-0895

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

This amendment supplements the Current Report on Form 8-K filed by Dune Energy, Inc. (“we,” “Dune” or the “Company”) with the Securities and Exchange Commission on April 24, 2007, wherein we disclosed certain information contained in Offering Memorandums with respect to our intended issuance of (i) $285 million aggregate principal amount of Senior Secured Notes due 2012 (“Senior Secured Notes”) in an offering under Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Act”) and (ii) $140 million of Senior Redeemable Convertible Preferred Stock (“Preferred Stock”) under Rule 144A of the Act. Attached as Exhibit 99.1 hereto is pro forma financial information of our Company, giving effect to the proposed stock purchase described below. Attached as Exhibit 99.2 hereto is certain pro forma reserve estimates, also giving effect to the proposed stock purchase described below.

As disclosed in our Current Report filed on April 24, 2007, we plan to use the net proceeds from our issuance of the Senior Secured Notes and the Preferred Stock to purchase all of the issued and outstanding shares of common stock of Goldking Energy Corporation (“Goldking”) under that certain Stock Purchase and Sale Agreement between us and Goldking Energy Holdings, L.P., dated effective April 13, 2007 (the “Purchase Agreement”). A copy of the Purchase Agreement was included as Exhibit 99.1 to our Current Report on Form 8-K filed with the Commission on April 18, 2007.

Neither the Senior Secured Notes nor the Preferred Stock have been registered under the Act or under any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements. This amended Current Report on Form 8-K/A does not constitute an offer to sell or the solicitation of an offer to buy either the Senior Secured Notes or the Preferred Stock.

Item 9.01 Financial Statements and Exhibits

Exhibit	Name of Document
Exhibit 99.1	Unaudited Pro Forma Condensed Consolidated Financial Information and Notes

Exhibit 99.2	Pro Forma Reserve Estimates

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 30, 2007	DUNE ENERGY, INC.

	By:	/s/ James A. Watt
	Name:	James A. Watt
	Title:	Chief Executive Officer

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